EXHIBIT 99.1

PALMSOURCE, INC.

2004 INDUCEMENT EQUITY INCENTIVE PLAN

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12.2	Severability	12
12.3	Requirements of Law	12
12.4	Securities Law Compliance	12
12.5	Governing Law	12
12.6	Captions	12

EXECUTION		13

PALMSOURCE, INC.

2004 INDUCEMENT EQUITY INCENTIVE PLAN

PALMSOURCE, INC., hereby establishes the PalmSource, Inc. 2004 Inducement Equity Incentive Plan, effective as of December 7, 2004.

SECTION 1

BACKGROUND AND PURPOSE

1.1 Background. The Plan permits the grant of Nonqualified Stock Options, SARs, Restricted Stock, and Restricted Stock Units.

1.2 Purpose of the Plan. The Plan is intended to attract, motivate and retain eligible persons who provide significant services to the Company and its Affiliates and to encourage stock ownership by such persons, thereby aligning their interests with those of the Company’s shareholders. The Plan is intended to be exempt from the shareholder approval requirements of Nasdaq Marketplace Rule 4350 by reason of the exception for inducement grants set forth in Section 4350(i)(1)(A)(iv) of such Rule.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by or under common control with the Company.

2.3 “Affiliated SAR” means an SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.

2.4 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, SARs, Restricted Stock or Restricted Stock Units.

2.5 “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.8 “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.9 “Company” means PalmSource, Inc., a Delaware corporation, or any successor thereto.

2.10 “Consultant” means any consultant, independent contractor or other person who provides services to the Company or its Affiliates, but who is neither an Employee nor a Director.

2.11 “Corporate Transaction” means the occurrence in a single transaction, or in a series of related transactions, of any one or more of the following events:

(a) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Affiliates;

(b) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(c) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(d) a merger, consolidation or similar transaction following which the Company is the surviving corporation, but the Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

2.12 “Director” means any individual who is a member of the Board of Directors of the Company.

2.13 “Disability” means a permanent and total disability as determined by the Committee, in its discretion, in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

2.14 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan; provided that Awards under the Plan may be granted only to persons to whom the Company may issue securities without stockholder approval in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A)(iv).

2.15 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.16 “Fair Market Value” means, as of any date, the value of a Share determined as follows:

(a) If the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or the Nasdaq SmallCap Market or the Nasdaq Stock Market, the last quoted per share selling price for the Shares on the relevant date or, if there were no sales on such date, the arithmetic mean of the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as determined by the Committee; or

(b) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.

Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, fair market value shall be determined by the Committee (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.17 “Fiscal Year” means the fiscal year of the Company.

2.18 “Freestanding SAR” means a SAR that is granted independently of any Option.

2.19 “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.20 “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.21 “Independent Director” shall have the meaning ascribed to such term for purposes of Section 4350(i)(1)(A)(iv) of the Nasdaq Marketplace Rule.

2.22 “Nasdaq” means Nasdaq Stock Market, Inc.

2.23 “Nonqualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.24 “Option” means a Nonqualified Stock Option.

2.25 “Participant” means an Employee who has an outstanding Award.

2.26 “Plan” means the PalmSource, Inc. 2004 Inducement Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.27 “Registration Date” means the effective date of the first registration statement which is filed by the Company and declared effective pursuant to Section 12(g) of the 1934 Act, with respect to any class of the Company’s securities.

2.28 “Restricted Stock” means an Award granted to a Participant pursuant to Section 8 that is so designated.

2.29 “Restricted Stock Unit” or “RSU” means an Award granted to a participant pursuant to Section 8 that is so designated.

2.30 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.31 “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.32 “Shares” means the shares of common stock of the Company.

2.33 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 7 is designated as an SAR.

2.34 “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR shall be canceled to the same extent).

2.35 “Termination of Service” means a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate or a simultaneous engagement of the former Employee as a consultant by the Company or an Affiliate.

SECTION 3

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee, which shall be appointed by the Board. The Committee for this purpose shall either (a) be the Compensation Committee of the Board or (b) consist of the Company’s Independent Directors, and shall serve at the pleasure of the Board.

3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

3.3 Decisions Binding. All determinations and decisions made by the Committee or by the Board shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

ELIGIBILITY

4.1 Employees Eligible. The persons eligible to receive Awards under this Plan are Employees who have not been previously employed by the Company or an Affiliate or who have had a bona fide period of non-employment since last being employed by the Company or an Affiliate; provided that such Award is an inducement material to that person entering into employment with the Company or an Affiliate. Persons who become Employees as a result of a merger or other acquisition transaction shall be eligible to receive Awards under this Plan.

SECTION 5

SHARES SUBJECT TO THE PLAN

5.1 Number of Shares. Subject to adjustment as provided in Section 5.3, the total number of Shares available for grant under the Plan shall not exceed 300,000 Shares. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

5.2 Lapsed Awards. If an Award is settled in cash, or is cancelled, terminates, expires or lapses for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option or the termination of a related Option upon exercise of the corresponding Tandem SAR), any Shares subject to such Award again shall be available to be the subject of an Award.

5.3 Adjustments in Awards and Authorized Shares. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan and the number, class, and price of Shares subject to outstanding Awards. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 6

STOCK OPTIONS

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees at any time and from time to time as determined by the Committee, in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option.

6.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise the Option, and such other terms and conditions as the Committee, in its discretion, shall determine.

6.3 Exercise Price. Subject to the provisions of this Section 6.3, the Exercise Price for each Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

6.4 Expiration of Options

6.4.1 Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

(a) The date for termination of the Option set forth in the written Award Agreement; or

(b) If no date for the termination of the Option is set forth in the written Award Agreement (other than reference to Section 6.4.1(c)), the expiration of three (3) months from the date of the Participant’s Termination of Service for any reason; or

(c) The expiration of ten (10) years from the Grant Date.

6.4.2 Committee Discretion. Subject to the limits of Section 6.4.1, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option.

6.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

6.6 Payment. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares (either by actual delivery or by attestation) having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (b) by a “net exercise” (as further described below) or (c) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan.

In the case of a “net exercise” of an Option, the Company will not require payment of the Exercise Price of the Option from the Participant but will instead reduce the number of Shares issued upon the exercise by the largest number of whole Shares that has a Fair Market Value that does not exceed the aggregate Exercise Price. With respect to any remaining balance of the aggregate Exercise Price, the Company shall accept a cash payment from the Participant. Following the net exercise of an Option, Shares will no longer be outstanding under such Option (and such Option will no longer be exercisable) to the extent of (i) Shares used to pay the Exercise Price of an Option under the “net exercise,” (ii) Shares actually delivered to the Participant as a result of such exercise and (iii) Shares withheld for purposes of tax withholding.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

SECTION 7

STOCK APPRECIATION RIGHTS

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, an SAR may be granted to Employees at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee may grant Affiliated SARs, Freestanding SARs, Tandem SARs or any combination thereof.

7.1.1 Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant.

7.1.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. The exercise price of Tandem or Affiliated SARs shall equal the Exercise Price of the related Option.

7.2 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

7.3 Exercise of Affiliated SARs. An Affiliated SAR shall be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR shall not necessitate a reduction in the number of Shares subject to the related Option.

7.4 Exercise of Freestanding SARs. Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall determine.

7.5 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

7.6 Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 also shall apply to SARs.

7.7 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value or in some combination thereof.

SECTION 8

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock and RSUs. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and RSUs to Employees in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant pursuant to such Awards.

8.2 Restricted Stock Agreement; Restricted Stock Unit Agreement. Each Award of Restricted Stock or RSUs shall be evidenced by an Award Agreement that shall specify the vesting schedule pursuant to which the Restricted Stock or RSUs will be subject to a substantial right of forfeiture, the number of Shares or RSUs granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

8.3 Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable vesting period.

8.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock or RSUs as it may deem advisable or appropriate, in accordance with this Section 8.4.

8.4.1 General Restrictions on Shares of Restricted Stock. The Committee may set restrictions based upon applicable federal or state securities laws or any other basis determined by the Committee in its discretion.

8.4.2 Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the PalmSource, Inc. 2004 Inducement Equity Incentive Plan and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of PalmSource, Inc.”

8.5 Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the date of vesting of such Shares. The Committee, in its discretion, may accelerate the time at which such vesting shall occur. After vesting, the Participant shall be entitled to have any legend or legends under Section 8.4.2 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

8.6 Voting Rights. During the vesting period, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

8.7 Dividends and Other Distributions with Respect to Restricted Stock. During the vesting period, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

8.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

8.9 Dividends and Other Distributions with Respect to Restricted Stock Units. Dividend equivalents may be credited in respect of Shares covered by an RSU Award, as determined by the Committee and set forth in the Award Agreement. Such dividend equivalents may be converted into additional Shares covered by the RSU Award in such manner as determined by the Committee. Such additional Shares shall be subject to all of the terms and conditions of the RSU Award to which they relate.

8.10 Settlement of Restricted Stock Units. An RSU may be settled by the delivery of Shares, their cash equivalent, any combination thereof or in any other form of consideration as determined by the Committee and set forth in the Award Agreement. The time of such settlement shall be as specified in the Award Agreement.

SECTION 9

MISCELLANEOUS

9.1 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9.2 Corporate Transactions. In the event of a Corporate Transaction, then, notwithstanding any other provision of this Plan, the Board may take one or more of the following actions, contingent on the closing or completion of the Corporate Transaction: (a) arrange for the continuation by assumption of any or all Awards then outstanding under the Plan or for the substitution of similar stock awards for any or all Awards then outstanding under the Plan (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction); (b) arrange for the assignment by the Company of any reacquisitions or repurchase rights held by the Company in respect of Shares issued pursuant to Awards to the successor to the Company (or the successor’s parent company) in connection with such Corporate Transaction; (c) accelerate the vesting and termination of then outstanding Awards, in whole or in part, so that Awards may be exercised before, or otherwise in connection with, the closing or completion of the Corporate Transaction but then terminate; and (d) cancel or arrange for the cancellation of Awards in exchange for cash payments to Participants. The Board need not take the same action with respect to each outstanding Award or with respect to each Participant.

9.3 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

9.4 Participation. No Employee shall have the right to be selected to receive an Award under this Plan.

9.5 Indemnification. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

9.6 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

9.7 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

9.8 Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or to the limited extent provided in Section 9.6. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Committee, (a) transfer an Option to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer an Option by bona fide gift and not for any consideration to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family, or (iv) a foundation in which the Participant an/or member(s) of the Participant’s immediate family control the management of the foundation’s assets.

9.9 No Rights as Stockholder. Except to the limited extent provided in Sections 8.6 and 8.7, no Participant (or any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

SECTION 10

AMENDMENT, TERMINATION, AND DURATION

10.1 Amendment, Suspension or Termination. The Committee, in its sole discretion, may amend, suspend or terminate the Plan or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

10.2 Duration of the Plan. The Plan shall be effective as of January 1, 2005, and subject to Section 10.1 (regarding the Committee’s right to amend or terminate the Plan), shall remain in effect until December 31, 2015.

SECTION 11

TAX WITHHOLDING

11.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

11.2 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

SECTION 12

LEGAL CONSTRUCTION

12.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

12.5 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California.

12.6 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this restated Plan on the date indicated below.

PALMSOURCE, INC.

Dated: December 7, 2004	By:	/s/ Doreen S. Yochum
	Title:	Chief Administrative Officer